As filed with the Securities and Exchange Commission on June 23, 2022

Registration No. 333-249754

Registration No. 333-256862

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-249754

Form S-8 Registration No. 333-256862

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DATTO HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	81-3345706
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

101 Merritt 7

Norwalk, CT 06851

(Address, including zip code, of principal executive offices)

Datto Holding Corp. 2021 Employee Stock Purchase Plan

Datto Holding Corp. Omnibus Incentive Plan

Amended and Restated 2017 Stock Option Plan

2020 Non-Employee Director RSU Agreements

2017 Autotask Option Rollover Agreements

(Full title of the plan)

Tim Weller

Chief Executive Officer

Datto Holding Corp.

101 Merritt 7

Norwalk, CT 06851

Telephone: 888-995-1431

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements (collectively, the “Registration Statements”) of Datto Holding Corp. (the “Company”):

•    Registration Statement No. 333-249754, registering an aggregate of 34,934,110 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), which included (i) 25,042,648 shares of Common Stock issuable pursuant to the Datto Holding Corp. Omnibus Incentive Plan, (ii) 9,290,688 shares of Common Stock issuable pursuant to the Amended and Restated 2017 Stock Option Plan, (iii) 23,438 shares of Common Stock issuable pursuant to 2020 Non-Employee Director RSU Agreements, and (iv) 577,336 shares of Common Stock issuable pursuant to the 2017 Autotask Option Rollover Agreements, filed with the Securities and Exchange Commission (the “SEC”) on October 30, 2020; and

•    Registration Statement No. 333-256862, registering 3,865,849 shares of Common Stock, issuable pursuant to the Datto Holding Corp. 2021 Employee Stock Purchase Plan, filed with the SEC on June 7, 2021.

On April 11, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Knockout Parent Inc., a Delaware corporation and a wholly owned subsidiary of Kaseya Inc. (“Parent”), Knockout Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and, for limited purposes set forth therein, Kaseya Holdings Inc., a Delaware corporation, and Kaseya Inc., a Delaware corporation, providing that, among other things, Merger Sub would merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

On June 23, 2022, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). As a result of the Merger and except as otherwise provided in the Merger Agreement, each share of Common Stock outstanding immediately prior to the Merger was converted into the right to receive $35.50 in cash, without interest. In addition:

•

each Company stock option that was unexpired, unexercised, outstanding and vested as of immediately prior to the Effective Time or that vested in accordance with its terms as a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”) (a “Vested Option”), was, at the Effective Time, canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock subject to such Vested Option as of immediately prior to the Effective Time and (ii) the excess, if any, of $35.50 over the per share exercise price of such Vested Option;

•

each Company stock option that was unexpired, unexercised and outstanding as of immediately prior to the Effective Time that was not a Vested Option (an “Unvested Option”) was, at the Effective Time, canceled and replaced with a right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the aggregate number of shares of Common Stock subject to such Unvested Option and (ii) the excess, if any, of $35.50 over the per share exercise price of such Unvested Option (the “Cash Replacement Option Amounts”), which Cash Replacement Option Amounts, subject to the holder’s continued service through the applicable vesting dates, will generally vest and become payable at the same time as the Company stock options for which the Cash Replacement Option Amounts were exchanged and based on the same terms and conditions (including with respect to vesting) as applied to the Company stock options for which the Cash Replacement Option Amounts were exchanged;

•	each Unvested Option or Vested Option with an exercise price per share equal to or greater than $35.50 was canceled automatically at the Effective Time for no consideration;

•

each award of restricted stock units of the Company (“RSUs”) that was outstanding immediately prior to the Effective Time or that vested in accordance with its terms as a result of the consummation of the Transactions (a “Vested RSU”) was, at the Effective Time, canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) $35.50 and (ii) the total number of shares of Common Stock subject to such Vested RSU as of immediately prior to the Effective Time;

•

each award of RSUs that was outstanding immediately prior to the Effective Time that was not a Vested RSU (an “Unvested RSU”) was, at the Effective Time, canceled and replaced with a right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) $35.50 and (ii) the total number of shares of Common Stock subject to such Unvested RSU as of immediately prior to the Effective Time (the “Cash Replacement RSU Amounts”), which Cash Replacement RSU Amounts, subject to the holder’s continued service through the applicable vesting dates, will generally vest and become payable at the same time as the RSUs for which the Cash Replacement RSU Amounts were exchanged and based on the same terms and conditions (including with respect to vesting) as applied to the RSUs for which the Cash Replacement RSU Amounts were exchanged;

•

each award of performance-based RSUs of the Company (“PSUs”) that was outstanding and vested as of immediately prior to the Effective Time or that vested in accordance with its terms as a result of the consummation of the Transactions (including any PSUs for which the applicable vesting condition was met prior to or as a result of the consummation of the Transactions) (a “Vested PSU”) was, at the Effective Time, canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) $35.50 and (ii) the total number of shares of Common Stock subject to such Vested PSU as of immediately prior to the Effective Time; and

•

each award of PSUs that was outstanding immediately prior to the Effective Time that was not a Vested PSU (an “Unvested PSU”) was, at the Effective Time, canceled and replaced with a right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) $35.50 and (ii) the total number of shares of Common Stock subject to such Unvested PSU as of immediately prior to the Effective Time (the “Cash Replacement PSU Amounts”), which Cash Replacement PSU Amounts, subject to the holder’s continued service through the applicable vesting dates, will generally vest and become payable at the same time as the PSUs for which the Cash Replacement PSU Amounts were exchanged and based on the same terms and conditions (including with respect to vesting and any applicable performance conditions) as applied to the PSUs for which the Cash Replacement PSU Amounts were exchanged.

As a result of the consummation of the Transactions, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on June 23, 2022.

DATTO HOLDING CORP.

By:	/s/ Emily T. Epstein
	Name:	Emily T. Epstein
	Title:	General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.